Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Moriah Shilton	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Announces Closing of $75 Million Equity Offerings

Sacramento, CA, October 28, 2020 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer of specialty alcohols and essential ingredients, today announced the closing of its previously announced underwritten public offering of common stock and pre-funded warrants and concurrent private offering of warrants, for total gross proceeds of approximately $75.0 million.

The company closed an underwritten public offering of 5,075,000 shares of its common stock at a public offering price of $8.42 per share and 5-year pre-funded warrants to purchase 3,825,493 shares of common stock at a public offering price of $8.42 per pre-funded warrant. In addition, in a concurrent private placement, the company also issued to investors, for a nominal price, warrants to purchase an additional 8,900,493 shares of common stock at an exercise price of $9.757 per share. The warrants will become exercisable after the six-month anniversary of the offering and will expire on the 18-month anniversary of the offering. The aggregate gross proceeds from the offerings of common stock, pre-funded warrants and warrants was approximately $75.0 million. The net offering proceeds to the company were approximately $70.0 million after deducting underwriting discounts and commissions and other estimated offering expenses.

The company intends to use the net proceeds from the offering to reduce debt and other corporate purposes. Repaying a portion of the company’s senior notes and term loans, which have interest rates of 15% and 7%, respectively, using proceeds from the equity offering is expected to be accretive to 2020 earnings per share on a pro forma basis.

Michael Kandris, the company’s president and CEO, stated “The net proceeds from this capital raise significantly accelerates improving the company’s balance sheet and allows us to focus our resources on highly valuable and profitable initiatives. We are excited about our company’s future with this improved liquidity, reduced debt burden, and strong financial performance.”

Guggenheim Securities LLC acted as the sole book-running manager for the public offering. Craig-Hallum Capital Group LLC and H.C. Wainwright & Co. LLC acted as co-managers for the public offering.

A prospectus supplement and accompanying prospectus describing the terms of the public and private offering has been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Guggenheim Securities LLC, Attention: Syndicate Prospectus Department, 330 Madison Avenue, New York, NY 10017, or by telephone at (212) 518-9658 or by email at GSEquityProspectusDelivery@guggenheimpartners.com. Electronic copies of the final prospectus supplement and accompanying prospectus are available on the SEC’s website at http://www.sec.gov.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer of specialty alcohols and essential ingredients. The company is focused on products for four key markets: Health, Home & Beauty, Food & Beverage, Essential Ingredients and Renewable Fuels. The company’s customers include major food and beverage companies and consumer products companies. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all specialty alcohol products for Pacific Ethanol’s distilleries as well as fuel grade ethanol for third parties. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions; Pacific Ethanol’s new business focus and its effects; Pacific Ethanol’s expectation that by using a portion of the net proceeds from the offerings to repay a portion of Pacific Ethanol’s senior notes and term loans will be accretive to 2020 earnings per share on a pro forma basis;; Pacific Ethanol’s expectations regarding its current and future financial performance; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for specialty alcohols and essential ingredients; export conditions and international demand for the company’s products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; the effects – both positive and negative – of the novel coronavirus; and the ability of Pacific Ethanol to timely and successfully execute on its strategic realignment and new business focus. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the specialty alcohol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s distilleries, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2020.